NEWS  from  H. L. LANZET, INC.

12 Hull Street Oceanside, NY 11572 (212) 888-4570 • (516) 763-1668 Fax: (212) 888-4569 • (516) 763-1626

CONTACT:	Greg Walling	Ron Eilath	DeeDee Lanzet
	President & CEO	CFO	H.L. Lanzet
	Cabletel Communications	Cabletel Communications	(212) 888-4570
	(905) 475-1030	(905) 475-1030

CABLETEL COMMUNICATIONS BOARD CHAIRMAN RESIGNS

Cites Time Demands Created By Appointment As
President & CEO Of MI Developments, Inc.

     MARKHAM, Ontario, November 24, 2003 — Cabletel Communications Corp. (AMEX: TTV; TSX: TTV), a leading distributor of broadband equipment to the Canadian television and telecommunications industries, today announced the resignation of William J. Biggar as Chairman of the Board of Directors. Mr. Biggar, appointed in September as President and CEO of MI Developments, Inc., cited significant time demands necessitating a reduction in his outside commitments. “I have enjoyed my association with Cabletel over the last two and one half years and wish the Board and management all the best in their future endeavors with the Company,” said Mr. Biggar.

     “On behalf of Cabletel and all of its shareholders, I would like to thank Mr. Biggar for his exceptional leadership and active participation. Our Company will definitely miss his input,” stated Greg Walling, Cabletel President and CEO. “However, as we finish 2003 and our realignment efforts, we eagerly look forward to 2004 and plan to shortly announce the addition of new Board members.”

Cabletel Communications Corp. is a full-service distributor and manufacturer of broadband equipment to the television and telecommunications industries offering a wide variety of products required to construct, build, maintain and upgrade broadcasting and telecommunications systems. Stirling Connectors, Cabletel’s manufacturing division, supplies national and international clients with proprietary products for deployment in cable, DBS and other wireless distribution systems. More information about Cabletel can be found at www.cabletelgroup.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company’s business including increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company’s filings with the Securities and Exchange Commission (SEC).